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                                                                   EXHIBIT (3)j.

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                 BUSINESS RECORDS CORPORATION HOLDING COMPANY

                    (Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware)

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          BUSINESS RECORDS CORPORATION HOLDING COMPANY (the "Corporation"), a
corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),

          DOES HEREBY CERTIFY:

          FIRST: On February 13, 1996, the Board of Directors of the Corporation adopted resolutions which, among other things, set forth a proposed amendment to Article First and Article Fourth to the Certificate of Incorporation of the Corporation, declaring said amendments advisable and submitting same to the stockholders of the Corporation for their consideration.

          SECOND: The resolution setting forth the proposed amendment to Article First of the Certificate of Incorporation of the Corporation is as follows:

          RESOLVED, that it is advisable that the Certificate of Incorporation of the Corporation be amended by striking out the Article thereof numbered "First" in its entirety, and by substituting in lieu of said Article First the following new Article First:

                    "First: the name of the corporation is: BRC Holdings, Inc."

THIRD: The resolution setting forth the proposed amendment to Article Fourth of the Certificate of Incorporation of the Corporation is as follows:

               RESOLVED, that it is advisable that the Certificate of Incorporation of the Corporation be amended by striking out the Article thereof numbered "fourth," in its entirety, and by substituting in lieu of said Article Fourth, the following new Article
          Fourth:

                    "Fourth: This corporation is authorized to issue twenty-two million (22,000,000) shares of capital stock. Twenty million (20,000,000) of the authorized shares shall be common stock, $0.10 par value each, and two million (2,000,000) of the authorized shares shall be preferred stock, $10.00 par value each.
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                    Each holder of both classes of capital stock shall at every meeting of stockholders be entitled to one vote in person or by proxy for each share of the capital stock held by the shareholder.

                    Shares of preferred stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Subject to the preceding paragraph, each such series shall have such voting powers and such preferences and relative, participating, optional or other special rights, with such qualifications, limitations, or restrictions of such preferences and/or rights as shall be stated in the resolution or resolutions providing for the issue of such series of preferred stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Delaware. Each share of any series of preferred stock shall be identical with all other shares of such series, except as to the date from which accumulated preferred dividends, if any, shall be cumulative.

                    No stockholder of this corporation shall by reason of his
               holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of the corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying warrants or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds, or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion, may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class."

          FOURTH: That thereafter, pursuant to resolution of the Board of Directors, such amendments were presented to the stockholders of the Corporation at the 1996 Annual Meeting of Stockholders, on May 16, 1996, such meeting being duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares required by statute were voted, either in person or by proxy, in favor of the amendments.

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          FIFTH:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

          SIXTH: That the capital of the Corporation will not be reduced under or by reason of such amendments.

          IN WITNESS WHEREOF, said BUSINESS RECORDS CORPORATION HOLDING COMPANY has caused this Certificate to be signed by its President and its Secretary this 15th day of May, 1996.


                                  By:   /s/ David A. Hart
                                     -------------------------------------------
                                     David A. Hart
                                     Executive Vice President



ATTEST:   /s/ Thomas E. Kiraly
       ---------------------------
        Thomas E. Kiraly
        Secretary

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